Exhibit 4.1
STOCK OPTION PLAN
OF CAMECO CORPORATION
AMENDED AND RESTATED
EFFECTIVE FEBRUARY 23, 2006

STOCK OPTION PLAN OF CAMECO CORPORATION
1.   Purpose of the Plan
     The purposes of this Plan are to (i) support the achievement of the Corporation’s performance objectives, (ii) ensure the commitment of participating employees to the longer term interests of the Corporation and its shareholders, and (iii) provide compensation opportunities to attract, retain and motivate senior management critical to the long-term success of the Corporation and its subsidiaries.
2.   Definitions
     For the purposes of the Plan, the following terms have the following meanings:
“Board” means the board of directors of the Corporation;

“Change of Control” means a transaction or a series of transactions which has resulted in (i) any person, corporation or other entity or combination thereof, holding directly or indirectly, voting securities, together with other securities which if any subscription or conversion rights thereunder were exercised, would in the aggregate entitle the holders thereof to cast 50% or more of the votes attaching to all shares of the Corporation which may then be cast to elect directors of the Corporation; (ii) all or substantially all of the assets of the Corporation being transferred or leased to another person, corporation or entity other than an entity that was, prior to such transfer or lease, an affiliated body corporate within the meaning of the Canada Business Corporations Act (the “Affiliated Entity”); (iii) the Corporation being liquidated, dissolved, wound-up or adopting a plan of liquidation except in connection with the distribution of assets of the Corporation in a privatization event to an Affiliated Entity; (iv) a merger or amalgamation of the Corporation with any other corporation where subsection (i) of this definition is triggered, other than to an entity that was, prior to such merger or amalgamation, an Affiliated Entity; or (v) the Board, by resolution, deeming that a Change of Control has occurred or is about to occur.

“Committee” means the Human Resource and Compensation Committee of the Board;

“Common Share” means a common share of the Corporation;

“Corporation” means Cameco Corporation;

“Disability” means the mental or physical state of the Participant such that:
(i)	the Committee, acting reasonably, determines that the Participant is unable, due to illness, disease, mental or physical disability or similar cause, to substantially perform his or her duties with the Corporation or a Participating Company for any consecutive 3 month period or for any period of 6 months (whether or not consecutive) in any consecutive 12 month period and that there is no reasonable prospect of the Participant returning to active employment at the end of such period;

(ii)	a court of competent jurisdiction has declared the Participant to be mentally incompetent or incapable of managing his or her affairs or has appointed a guardian of the property of the Participant; or

(iii)	an attorney pursuant to a continuing power of attorney for property or similar instrument manages the affairs of the Participant due to the Participant’s mental incapacity.
“Eligible Person” means any employee, officer or director of a Participating Company (and includes any such person who is on a leave of absence authorized by a Participating Company), provided that commencing October 28, 2003 no director of the Corporation shall be an Eligible Person for purposes of grants of Options under the Plan after such date;

“Option” means a right granted to an Eligible Person to purchase Common Shares of the Corporation pursuant to the terms of this Plan;

“Participant” means any person to whom an Option has been granted;

“Participating Company” means Cameco Corporation and such of its subsidiaries as are designated by the Board from time to time;

“Plan” means the Stock Option Plan of Cameco Corporation;

“Retirement” means resignation of a Participant who is immediately thereafter in receipt of an undeferred pension or resignation in other circumstances approved by the Committee in writing;

“Termination Date” means the date a Participant ceases to be an Eligible Person and does not include any period of statutory, contractual or reasonable notice of termination of employment or deemed employment; and

“TSX” means the Toronto Stock Exchange.
     Where the context so requires, words importing the singular number include the plural and vice versa, and words importing the masculine gender also include the feminine and neuter genders.
3.   Administration
     Subject to the Committee reporting to the Board on all matters relating to this Plan and obtaining approval of the Board for those matters required by the Committee’s mandate, this Plan will be administered by the Committee which has the sole and absolute discretion to: (i) recommend to the Board the Eligible Persons to whom Options be granted, the number of Common Shares which each such Eligible Person will be eligible to purchase pursuant to each such Option and the exercise price, vesting, terms, limitations, restrictions and conditions upon such recommended grants; (ii) interpret and administer the Plan; (iii) establish, amend and rescind any rules and regulations relating to the Plan (subject to obtaining any required regulatory approval);

and (iv) make any other determinations that the Committee deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan, in the manner and to the extent the Committee deems, in its sole and absolute discretion, necessary or desirable (subject to obtaining any required regulatory approval). Any decision of the Committee with respect to the administration and interpretation of the Plan shall be conclusive and binding on the Participants.
4.   Governing Law
     This Plan is to be governed by and interpreted in accordance with the laws of the Province of Saskatchewan and the federal laws of Canada applicable therein or to the Corporation.
5.   Grant of Options
     From time to time, the Committee may designate Eligible Persons to whom it recommends that Options be granted and the number of Common Shares which each such Eligible Person will be eligible to purchase pursuant to each such Option; provided that the aggregate number of Common Shares subject to such Options may not exceed the number provided for in section 6 of the Plan. Options shall be granted by the Board from time to time on the recommendation of the Committee. Any period of statutory, contractual or reasonable notice of termination of employment or deemed employment following a Participant’s last day of work shall not be recognized for vesting, exercise or any other purpose under this Plan. The granting of an Option to an Eligible Person at any time shall neither entitle such Eligible Person to receive nor preclude such Eligible Person from receiving a subsequent grant of an Option and shall not restrict in any way the right of the Corporation or any Participating Company to terminate the Eligible Person’s employment. The Board or the Committee may determine when any Option will become vested and may determine that the Option will become vested in instalments. In the absence of any other determination (including, without limitation, in a Participant’s employment agreement), Options will become vested as follows:
(a)	as to one-third, on the first anniversary of the date of grant;

(b)	as to an additional one-third, on the second anniversary of the date of grant; and

(c)	as to an additional one-third, on the third anniversary of the date of grant.
     The Board or the Committee may delegate to the Chief Executive Officer responsibility for allocating a specified number of Options among Eligible Persons who are not officers.
6.   Shares Subject to Option
     The aggregate number of Common Shares that may be issued pursuant to the exercise of Options pursuant to the Plan and pursuant to any other compensation arrangement of the Corporation shall not exceed 43,017,198 Common Shares of the Corporation provided that all Options which are granted shall be subject to adjustment pursuant to the provisions of sections 11 and 13 of the Plan. Common Shares in respect of which an Option has been granted but which are not purchased pursuant thereto by the time the Option expires or in respect of which an Option has been cancelled or terminated without having been exercised are available for subsequent Options. No Options will be cancelled in connection with an arrangement for the re-granting of Options to the same person on different terms, without the prior consent of the TSX.

7.   Exercise Price
     The exercise price of an Option under the Plan to any Participant shall be fixed by the Board when the Option is granted but shall not be less than the volume weighted average trading price of the Common Shares of the Corporation on the TSX for the five trading days immediately preceding the date on which the Option is granted, calculated by dividing the total value by the total volume of Common Shares traded for such period. Subject to the foregoing limitations, the exercise price may vary between Options granted under the Plan.
8.   Terms of Option
     The period during which an Option is exercisable may not exceed 8 years from the date of the grant of the Option, provided that for Options granted prior to January 1, 1999, the period during which an Option is exercisable may not exceed 10 years from the date of grant of the Option. An agreement granting an Option may contain provisions limiting the number of Common Shares with respect to which the Option may be exercised in any one year. Subject to the foregoing, each agreement granting an Option shall contain provisions to the effect that:
(a)	If a Participant ceases to be an Eligible Person by reason of Disability, death or Retirement, all unexercised Options will continue to vest for three years following the Participant’s Termination Date, all vested Options may be exercised for three years immediately following the Participant’s Termination Date and thereafter all Options will be cancelled;

(b)	If a Participant ceases to be an Eligible Person by reason of termination for cause, unvested Options will expire immediately and vested Options may be exercised for the 30 days immediately following the Participant’s Termination Date;

(c)	If a Participant ceases to be an Eligible Person other than by reason of Disability, death, Retirement or termination for cause, all unexercised Options will continue to vest for 90 days following the Participant’s Termination Date, all vested Options may be exercised for 90 days immediately following the Participant’s Termination Date, or such longer period as the Board or the Committee in its discretion may determine, provided that such period shall not be longer than the earlier of three years or the original term of such unexercised Options, and thereafter all Options will be cancelled;

(d)	In the event of the death of a Participant, all unexercised Options will continue to vest for three years following the Participant’s death, all vested Options may be exercised by the legal personal representative of the Participant for three years immediately following the Participant’s death and thereafter all Options will be cancelled;

(e)	Each Option is personal to the Participant and is not assignable; and

(f)	No Participant shall have any rights as a shareholder in respect of Common Shares subject to an Option granted to him until such Common Shares have been paid for in full and issued.
     For the purposes of the Plan, Retirement of a director shall be defined to include any circumstances pursuant to which an individual ceases to be a director other than by reason of death, Disability, or removal at a special meeting of Shareholders called for the purpose of removing such director from office.
9.   Exercise of Options
     Subject to the provisions of the Plan, an Option may be exercised from time to time by delivering to the Corporation at its registered office a written notice of exercise, specifying the number of Common Shares with respect to which the Option is being exercised and shall be accompanied by payment (by cash or certified cheque).
10.   Share Purchase Loans
     Commencing January 1, 1999, no loans may be granted by the Board or the Committee to assist a Participant to purchase Common Shares to be obtained on the exercise of Options granted pursuant to the Plan, provided that either the Board or the Committee may in its sole discretion approve any amendments to the agreements governing any such loans granted prior to January 1, 1999.
11.   Adjustments
     If there is any change in the outstanding Common Shares by reason of a stock dividend or split, recapitalization, consolidation, combination or exchange of shares, or other fundamental corporate change, the Board will make, subject to any prior approval required of relevant stock exchanges or other applicable regulatory authorities, if any, an appropriate substitution or adjustment in (i) the exercise price of any unexercised Options under the Plan; (ii) the number or kind of shares or other securities reserved for issuance pursuant to the Plan; and (iii) the purchase price of those shares subject to unexercised Options theretofore granted under the Plan, and in the exercise price of those unexercised Options; provided, however, that no substitution or adjustment will obligate the Corporation to issue or sell fractional shares.
12.   End of Participation
     At the time a Participant ceases to hold Options which are or may become exercisable, the Participant ceases to be a Participant.
13.   Assumption or Substitution
     In the event of: (i) a Change of Control; or (ii) a merger, amalgamation, or other transaction pursuant to which the Common Shares are converted into other property, whether in the form of securities of another corporation, cash or otherwise (each a “Substitution Event”), then any surviving or acquiring corporation shall assume any Option outstanding under the Plan or shall substitute similar Options (including an award to acquire the same consideration paid to the securityholders in the transaction effecting the Substitution Event) for those Options outstanding under the Plan. In the event any surviving corporation or acquiring corporation refuses to assume such Options or to substitute similar stock options for those Options outstanding under the Plan, then with respect to such Options, the vesting of such Options (and, if applicable, the time during which such Options may be exercised) shall be accelerated in full, and the Options shall terminate if not exercised (if applicable) at or prior to such event.
     No fractional Common Shares or other security shall be issued upon the exercise of any Option and accordingly, if as a result of a Substitution Event, a Participant would become entitled to a fractional Share or other security, such Participant shall have the right to acquire only the next lowest whole number of Common Shares or other security and no payment or other adjustment will be made with respect to the fractional interest so disregarded.
     Notwithstanding any other provision of this Plan, in the event of a potential Change of Control or other Substitution Event, the Board shall have the power to make such changes to the terms of the Options as it considers fair and appropriate in the circumstances, including but not limited to: (i) accelerating the date at which Options become exercisable; (ii) otherwise modifying the terms of the Options to assist the Participants to tender into a take-over bid or other arrangement leading to a Change of Control; and thereafter (iii) terminating, conditionally or otherwise, the Options not exercised following successful completion of such. If the Substitution Event referred to in this section 13 is not completed within the time specified therein (as the same may be extended), the Options which vested pursuant to this section 13 shall be returned by the Participant to the Corporation and reinstated as authorized but unissued Common Shares and the original terms applicable to such Options shall be reinstated.
14.   Amendment or Discontinuance of the Plan
     The Board, upon the advice of the Committee and subject to regulatory approval, may at any time and from time to time amend, suspend or terminate the Plan in whole or in part. No such amendment, suspension or termination shall adversely affect the rights under any grants theretofore made, without the consent of the Participants to whom such grants were made.
15.   Evidence of Options
     Each Option granted under the Plan shall be embodied in a written option agreement between the Corporation and the Participant which shall give effect to the provisions of the Plan. Subject to the provisions of the Plan, the Board or the Committee may determine the terms and conditions relating to and included in any Options and such terms may vary between Options so granted. The decision of the Board or of the Committee with respect to any matters under the Plan shall be binding and conclusive on the Corporation and on all individuals from time to time eligible to participate therein.